UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
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Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
Entry into Joint Venture and Joint Venture Acquisition of 424 Bedford
On November 12, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, and EE 424 Bedford OM, LLC (the “JV Member”) entered into an agreement to form a joint venture (the “Joint Venture”), and on January 31, 2014, the Joint Venture acquired an apartment building containing 66 units in Brooklyn, New York (“424 Bedford”). 424 Bedford was built in 2010 and was 97% leased at acquisition.
The purchase price for 424 Bedford was $39.8 million. The Joint Venture funded the purchase through the assumption of $26.3 million in debt (the “424 Bedford Mortgage Loan”) and contributions by the Company and the JV Member to the Joint Venture. The 424 Bedford Mortgage Loan bears interest at a fixed rate of 3.91% and matures on October 1, 2022. Monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years. None of the JV Member, the seller of 424 Bedford, or the lender under the 424 Bedford Mortgage Loan is affiliated with the Company or KBS Capital Advisors LLC, the Company’s advisor.
The Company owns a 90% equity interest in the Joint Venture. The JV Member is the managing member of the Joint Venture; however, its authority is limited, as the Company, as co-managing member, must give approval for any major decisions involving the Joint Venture or 424 Bedford. Income, losses and distributions are generally allocated among the members based on their respective equity interests.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: February 5, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer